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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT




Board of Directors
American Classic Voyages Co.

We consent to incorporation by reference in the registration statement on Form S-8 of American Classic Voyage Co. of our report dated February 19, 1997, relating to the consolidated balance sheets of American Classic Voyages Co. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, retained earnings, and cash flow for each of the years in the three-year period ended December 31, 1996, and all related schedules, which report appears in the December 31, 1996 annual report on Form 10-K of American Classic Voyages Co.


KPMG Peat Marwick LLP



Chicago, Illinois
January 14, 1998